UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 21, 2020

Date of Report

(Date of earliest event reported)

APPLife Digital Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-56144	82-4868628
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 California St.

Suite 1500

San Francisco, CA 94111

Phone: (415) 439-5260

(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2020, APPlife Digital Solutions Inc. (the “Company”), entered into a letter agreement (the “Agreement”) with Carter, Terry & Company (“CT&Co”) for CT&Co to act as the Company’s exclusive financial advisor and placement agent, on a best efforts basis.  Under the terms of the Agreement, CT&Co will be the Company’s exclusive financial advisor for an initial period of thirty (30) days and then reverting to a non-exclusive financial advisor for the next twelve (12) months, with an option to extend for an additional six (6) months.  Both the Company and CT&Co may cancel the Agreement at any time upon written notice to the other party.  Within five (5) days of execution of the Agreement, the Company shall cause 500,000 shares of its restricted common stock to be issued to CT&Co.  As additional consideration, the Company shall pay CT&Co a success fee of ten percent (10%) of the amount of any equity or hybrid equity capital raised up to $1,000,000, eight percent (8%) of the amount of any equity or hybrid equity capital raised up to $5,000,000, and six percent (6%) of the amount of any equity or hybrid equity capital raised over $5,000,000.  In connection with the compensation set forth above, the Company shall also issue to CT&Co restricted shares of its common stock equal to four percent (4%) of the capital raised divided by the last reported closing price of the Company’s common stock on the date of the close.

The foregoing information is a summary of the Agreement described above, is not complete, and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.  Readers should review the Agreement for a complete understanding of the terms and conditions of the transaction described above.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits.

Exhibit NumberDescription___________________________________________

10.1Letter Agreement with Carter, Terry & Company dated July 21, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2020

APPLIFE DIGITAL SOLUTIONS, INC.

/s/ Matthew Reid

Matthew Reid

Principal Executive Officer